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                                                                       EXHIBIT 5


                               OPINION OF COUNSEL

We have acted as special counsel to Mecklermedia Corporation, a Delaware corporation (the "Company") with respect to the preparation and filing with the Securities and Exchange Commission (the "SEC") of a registration statement on Form S-8 (the "Registration Statement") covering 400,000 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), issuable upon the exercise of options available for grant under the Company's 1995 Stock Option Plan (the "Plan"). In such capacity we have examined: (i) the Registration Statement, including all exhibits thereto, as filed with the SEC,
(ii) the Certificate of Incorporation and Bylaws, as amended, of the Company, and (iii) such other documents, certificates and proceedings as we have considered necessary or appropriate for the purposes of this opinion. We have also examined and are familiar with the proceedings taken by the Company to authorize the issuance of the Shares pursuant to the Plan.

In rendering this opinion, we have undertaken no independent review of the operations of the Company. Instead, we have relied solely upon the documents described above. In examining such documents, we have assumed the genuineness of all signatures thereon, the authenticity of such of the same as are purported to be originals, the conformity to originals of such of the same as purport to be copies and that all factual information supplied to us is accurate, true and complete. In addition, with respect to questions of fact material to the opinions expressed herein, we have relied upon the accuracy of: (i) all representations and warranties as to factual matters contained in any of the documents submitted to us for purposes of rendering the opinion; and (ii) factual recitations made in the resolutions adopted by the Board of Directors of the Company. We have also assumed that the exercise price of each Share will be in excess of the par value of the Common Stock. We express no opinion as to (i) the federal securities laws or the "blue sky" laws of any state or jurisdiction; or (ii) the laws of, or as to any other legal matters arising under the laws of any jurisdiction other than the State of Delaware. Although no members of this law firm are admitted to practice in the State of Delaware, we are generally familiar with the Delaware General Corporate Law and believe such familiarity to be sufficient to enable us to render the opinions hereinabove expressed.

Based upon the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that the Shares registered under the Registration Statement which are issuable upon the exercise of stock options granted pursuant to the Plan will, if and when issued and delivered by the Company against payment of adequate consideration therefor in accordance with the Plan, be validly issued, fully paid and non-assessable.

This opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is rendered as of the date hereof, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereinafter occur.

We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                           BRENNER, SALTZMAN & WALLMAN LLP


New Haven, Connecticut
  September 25, 1997



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